Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Fourth Quarter and Full Fiscal 2024 Results
ATLANTA, November 13, 2024 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2024.
"We generated strong fourth quarter and full year results, despite a challenging operating environment for much of the period," said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. "We ended the year with 162 active communities, up 20.9% year-over-year, which contributed to revenue growth for the quarter and the full year. Profitability during the fourth quarter amounted to $93.1 million of Adjusted EBITDA, $52.1 million of net income and $1.69 of earnings per diluted share. For the full year we generated $243.4 million of Adjusted EBITDA, $140.2 million of net income and $4.53 of earnings per diluted share."
Commenting on current market conditions, Mr. Merrill said, "Despite higher mortgage rates, our October sales grew more than 30% versus the prior year, as we benefited from our growing community count and an improvement in sales pace. For the full year fiscal 2025 we expect further expansion of our community count to lead to growth in revenue and double-digit return on capital employed."
Looking further out, Mr. Merrill concluded, "We remain highly confident in our ability to achieve our Multi-Year Goals with favorable long-term dynamics persisting in the new home industry. With our experienced operating team, growing lot position, healthy balance sheet, and industry-leading energy efficient homes, we are well-positioned to drive sustainable value for our shareholders in the years ahead."
Beazer Homes Fiscal 2024 Highlights and Comparison to Fiscal 2023
•Net income from continuing operations of $140.2 million, or $4.53 per diluted share, compared to net income from continuing operations of $158.7 million, or $5.16 per diluted share, in fiscal 2023
•Adjusted EBITDA of $243.4 million, down 10.5%
•Homebuilding revenue of $2.29 billion, up 4.3% on a 4.8% increase in home closings to 4,450, partially offset by a 0.5% decrease in average selling price (ASP) to $515.3 thousand
•Homebuilding gross margin was 18.0%, down 190 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 21.1%, down 200 basis points
•SG&A as a percentage of total revenue was 11.4%, down 10 basis points
•Net new orders of 4,221, up 9.2% on a 15.7% increase in average community count to 144, partially offset by a 5.6% decrease in orders per community per month to 2.4
•Land acquisition and land development spending was $776.5 million, up 35.5% from $573.1 million
•Refinanced $197.9 million of its 6.750% Senior Unsecured Notes due 2025 through the issuance of $250.0 million of 7.500% Senior Unsecured Notes due 2031
•Extended the maturity of its $300.0 million Senior Unsecured Revolving Credit Facility to March 2028
•Total debt to total capitalization ratio of 45.4% at fiscal year end compared to 47.0% a year ago. Net debt to net capitalization ratio of 40.0% at fiscal year end compared to 36.4% a year ago
Beazer Homes Fiscal Fourth Quarter 2024 Highlights and Comparison to Fiscal Fourth Quarter 2023
•Net income from continuing operations of $52.1 million, or $1.69 per diluted share, compared to net income from continuing operations of $55.8 million, or $1.80 per diluted share, in fiscal fourth quarter 2023
•Adjusted EBITDA of $93.1 million, up 3.5%
•Homebuilding revenue of $783.8 million, up 22.1% on a 21.3% increase in home closings to 1,496 and a 0.7% increase in ASP to $523.9 thousand
•Homebuilding gross margin was 17.2%, down 400 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 20.4%, down 390 basis points

•SG&A as a percentage of total revenue was 9.7%, down 140 basis points
•Net new orders of 1,029, up 2.6% on a 18.0% increase in average active community count to 153, partially offset by a 13.0% decrease in orders per community per month to 2.2
•Active community count at period-end of 162, up 20.9%
•Backlog dollar value of $797.2 million, down 10.1% on a 13.4% decrease in backlog units to 1,482, partially offset by a 3.8% increase in ASP of homes in backlog to $537.9 thousand
•Land acquisition and land development spending was $179.0 million, down 16.2% from $213.7 million
•Controlled lots of 28,538, up 9.0% from 26,189
•Unrestricted cash at quarter end was $203.9 million; total liquidity was $503.9 million
The following provides additional details on the Company’s performance during the fiscal fourth quarter 2024:
Profitability. Net income from continuing operations was $52.1 million, generating diluted earnings per share of $1.69. Fourth quarter Adjusted EBITDA of $93.1 million was up $3.2 million, or 3.5%, primarily due to higher revenue on higher closings, partially offset lower gross margin.
Orders. Net new orders for the fourth quarter increased to 1,029, up 2.6% from the prior year quarter, primarily driven by an 18.0% increase in average active community count to 153 from 130 a year ago, partially offset by a 13.0% decrease in sales pace to 2.2 orders per community per month, down from 2.6 in the previous year quarter. The cancellation rate for the quarter was 21.9%, up from 16.5% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of September 30, 2024 was $797.2 million, representing 1,482 homes, compared to $886.4 million, representing 1,711 homes, at the same time last year. The average selling price of homes in backlog was $537.9 thousand, up 3.8% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $783.8 million, up 22.1% year-over-year. The increase in homebuilding revenue was driven by a 21.3% increase in home closings to 1,496 homes and a 0.7% increase in ASP to $523.9 thousand. The increase in closings was primarily due to higher community count, higher volume of spec homes that sold and closed within the quarter as well as improved construction cycle times.
Homebuilding Gross Margin. Fourth quarter homebuilding gross margin was 18.0%, down 190 basis points year-over-year. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 20.4% for the fourth quarter, down 390 basis points year-over-year as a result of increased share of speculative home closings which generally have lower margins than "to be built" homes, changes in product and community mix, and an increase in closing cost incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 9.7% for the quarter, down 140 basis points year-over-year primarily due to higher revenue on higher closings. The Company remains focused on overhead cost management while preparing for new community activations and future growth.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $179.0 million, down 16.2% year-over-year. Controlled lots increased 9.0% to 28,538, compared to 26,189 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 27,904, up 9.1% year-over-year. As of September 30, 2024, the Company controlled 57.8% of its total active lots through option agreements compared to 56.7% as of September 30, 2023.
Liquidity. At the close of the fourth quarter, the Company had $503.9 million of available liquidity, including $203.9 million of unrestricted cash and $300.0 million of remaining capacity under the senior unsecured revolving credit facility, compared to total available liquidity of $610.6 million a year ago.
Total Debt to Total Capitalization Ratio. Total debt to total capitalization ratio was 45.4% at fiscal year end compared to 47.0% a year ago. Net debt to net capitalization ratio was 40.0% at fiscal year end, up 360 basis points from 36.4% a year ago due to land investment outpacing cash generation from closings. However, the Company remains on track to reduce its net debt to net capitalization ratio below 30% by the end of fiscal year 2026 with a significant reduction expected in fiscal 2025.

Commitment to ESG Initiatives
In October, Beazer Homes was honored with the Housing Innovation Grand Award for Most Certified Homes, recognizing the Company as the builder certifying the most Zero Energy Ready homes in the year. The Company remains dedicated to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of 2025, every new home the Company starts will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy's (DOE) Zero Energy Ready Home program. During fiscal 2024, the Company accelerated its transition to Zero Energy Ready homes with 91% of its fiscal fourth quarter new home starts being built to Zero Energy Ready standards. Notably, Beazer Homes has now certified more Zero Energy Ready homes to the DOE's Single Family National Program requirements than any other home builder. For fiscal 2024, new Beazer homes had an average HERS® index score of 42, a seven point improvement from 49 for fiscal 2023.
Also in October and for the second year in a row, the Company was recognized as an Indoor AirPlus Leader of the Year by the EPA, meaning every Beazer home meets the Indoor AirPlus program criteria, featuring improved ventilation, low-emitting building materials, and moisture control measures. This annual award recognizes market-leading partners who design and promote safer, healthier, and more comfortable indoor environments by offering enhanced indoor air quality protections for new homebuyers.
In September, Beazer Homes was recognized by the U.S. Environmental Protection Agency (EPA) as a new WaterSense partner earning its first WaterSense Award for Excellence in New Builder Partnership. WaterSense, a voluntary partnership program, is both a label for water-efficient products and a resource for helping consumers save water. By the end of the fourth quarter, the Company had built WaterSense labeled homes in 4 divisions and is committed to further expansion to address the unique needs of each community while promoting sustainable living practices.
During fiscal 2024, Charity Title Agency made charitable contributions totaling $2.1 million to Beazer Charity Foundation, the Company's philanthropic arm. Beazer Charity Foundation is a nonprofit entity that provides donations to unrelated national and local nonprofits. Partnering with charitable organizations at the local level aligns the Foundation's financial contributions with opportunities for Beazer's employees to have a positive impact on the communities the Company serves.

Summary results for the fiscal year ended September 30, 2024 and 2023 are as follows:

	Fiscal Year Ended September 30,
	2024	2023	Change*
New home orders, net of cancellations	4,221	3,866	9.2%
Cancellation rates	17.7%	20.3%	(260)	bps
Orders per community per month	2.4	2.6	(5.6)%
Average active community count	144	125	15.7%
Active community count at period-end	162	134	20.9%
Land acquisition and land development spending (in millions)	$776.5	$573.1	35.5%

Total home closings	4,450	4,246	4.8%
ASP from closings (in thousands)	$515.3	$517.8	(0.5)%
Homebuilding revenue (in millions)	$2,293.0	$2,198.4	4.3%
Homebuilding gross margin	18.0%	19.9%	(190)	bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	18.1%	20.0%	(190)	bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.1%	23.1%	(200)	bps

Income from continuing operations before income taxes (in millions)	$159.1	$182.6	(12.9)%
Expense from income taxes (in millions)	$18.9	$24.0	(21.1)%
Income from continuing operations (in millions)	$140.2	$158.7	(11.7)%
Basic income per share from continuing operations	$4.59	$5.23	(12.2)%
Diluted income per share from continuing operations	$4.53	$5.16	(12.2)%

Net income (in millions)	$140.2	$158.6	(11.6)%
Adjusted EBITDA (in millions)	$243.4	$272.0	(10.5)%
Total debt to total capitalization ratio	45.4%	47.0%	(160) bps
Net debt to net capitalization ratio	40.0%	36.4%	360 bps
* Change is calculated using unrounded numbers.

Summary results for the three months ended September 30, 2024 and 2023 are as follows:

	Three Months Ended September 30,
	2024	2023	Change*
New home orders, net of cancellations	1,029	1,003	2.6%
Cancellation rates	21.9%	16.5%	540 bps
Orders per community per month	2.2	2.6	(13.0)%
Average active community count	153	130	18.0%
Land acquisition and land development spending (in millions)	$179.0	$213.7	(16.2)%

Total home closings	1,496	1,233	21.3%
ASP from closings (in thousands)	$523.9	$520.5	0.7%
Homebuilding revenue (in millions)	$783.8	$641.8	22.1%
Homebuilding gross margin	17.2%	21.2%	(400) bps
Homebuilding gross margin, excluding I&A	17.4%	21.2%	(380) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.4%	24.3%	(390) bps

Income from continuing operations before income taxes (in millions)	$60.6	$64.2	(5.6)%
Expense from income taxes (in millions)	$8.5	$8.5	0.8%
Income from continuing operations (in millions)	$52.1	$55.8	(6.6)%
Basic income per share from continuing operations	$1.72	$1.83	(6.0)%
Diluted income per share from continuing operations	$1.69	$1.80	(6.1)%

Net income (in millions)	$52.1	$55.8	(6.6)%
Adjusted EBITDA (in millions)	$93.1	$90.0	3.5%
* Change is calculated using unrounded numbers.

	As of September 30,
	2024	2023	Change
Backlog units	1,482	1,711	(13.4)%
Dollar value of backlog (in millions)	$797.2	$886.4	(10.1)%
ASP in backlog (in thousands)	$537.9	$518.0	3.8%
Land position and lots controlled	28,538	26,189	9.0%

Conference Call
The Company will hold a conference call on November 13, 2024 at 5:00 p.m. ET to discuss these results. The public may listen to the conference call and view the Company’s slide presentation on the “Investor Relations” page of the Company’s website at www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 11:59 PM ET on November 22, 2024 at 800-839-2348 (for international callers, dial 203-369-3033) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•economic changes nationally and in local markets, including increases in the number of foreclosures and wage levels, both of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing due to, among other factors, additional actions by the Federal Reserve to address inflation;
•financial institution disruptions, such as the lingering effects of bank failures that spiked in 2023;
•supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);

•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty (including as a result of the 2024 election cycle), acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine, the conflict in Gaza, and other conflicts in the Middle East;
•potential negative impacts of public health emergencies and lingering impacts of past pandemics;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our ESG initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2024	2023	2024	2023
Total revenue	$806,157	$645,405	$2,330,197	$2,206,785
Home construction and land sales expenses	662,954	508,093	1,903,907	1,763,449
Inventory impairments and abandonments	1,796	25	1,996	641
Gross profit	141,407	137,287	424,294	442,695
Commissions	27,292	21,567	80,056	73,450
General and administrative expenses	50,700	49,903	186,345	179,794
Depreciation and amortization	5,169	3,758	14,867	12,198
Operating income	58,246	62,059	143,026	177,253
Loss on extinguishment of debt, net	—	(13)	(437)	(546)
Other income, net	2,360	2,180	16,496	5,939
Income from continuing operations before income taxes	60,606	64,226	159,085	182,646
Expense from income taxes	8,538	8,470	18,910	23,958
Income from continuing operations	52,068	55,756	140,175	158,688
Loss from discontinued operations, net of tax	(2)	—	—	(77)
Net income	$52,066	$55,756	$140,175	$158,611
Weighted-average number of shares:
Basic	30,316	30,405	30,548	30,353
Diluted	30,765	31,040	30,953	30,747
Basic income per share:
Continuing operations	$1.72	$1.83	$4.59	$5.23
Discontinued operations	—	—	—	—
Total	$1.72	$1.83	$4.59	$5.23
Diluted income per share:
Continuing operations	$1.69	$1.80	$4.53	$5.16
Discontinued operations	—	—	—	—
Total	$1.69	$1.80	$4.53	$5.16

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2024	2023	2024	2023
Capitalized interest in inventory, beginning of period	$126,562	$114,409	$112,580	$109,088
Interest incurred	21,326	18,090	79,835	71,981
Capitalized interest amortized to home construction and land sales expenses	(23,706)	(19,919)	(68,233)	(68,489)
Capitalized interest in inventory, end of period	$124,182	$112,580	$124,182	$112,580

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2024	September 30, 2023
ASSETS
Cash and cash equivalents	$203,907	$345,590
Restricted cash	38,703	40,699
Accounts receivable (net of allowance of $284 and $284, respectively)	65,423	45,598
Owned inventory	2,040,640	1,756,203
Deferred tax assets, net	128,525	133,949
Property and equipment, net	38,628	31,144
Operating lease right-of-use assets	18,356	17,398
Goodwill	11,376	11,376
Other assets	45,969	29,076
Total assets	$2,591,527	$2,411,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$164,389	$154,256
Operating lease liabilities	19,778	18,969
Other liabilities	149,900	156,961
Total debt (net of debt issuance costs of $8,310 and $5,759, respectively)	1,025,349	978,028
Total liabilities	1,359,416	1,308,214
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,047,510 issued and outstanding and 31,351,434 issued and outstanding, respectively)	31	31
Paid-in capital	853,895	864,778
Retained earnings	378,185	238,010
Total stockholders’ equity	1,232,111	1,102,819
Total liabilities and stockholders’ equity	$2,591,527	$2,411,033

Inventory Breakdown
Homes under construction	$754,705	$644,363
Land under development	1,023,188	870,740
Land held for future development	19,879	19,879
Land held for sale	19,086	18,579
Capitalized interest	124,182	112,580
Model homes	99,600	90,062
Total owned inventory	$2,040,640	$1,756,203

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2024	2023	2024	2023
Closings:
West region	972	693	2,821	2,468
East region	329	302	920	946
Southeast region	195	238	709	832
Total closings	1,496	1,233	4,450	4,246

New orders, net of cancellations:
West region	645	660	2,753	2,244
East region	227	192	912	859
Southeast region	157	151	556	763
Total new orders, net	1,029	1,003	4,221	3,866

			Fiscal Year Ended September 30,
Backlog units at end of period:			2024	2023
West region			965	1,033
East region			315	323
Southeast region			202	355
Total backlog units			1,482	1,711
Aggregate dollar value of backlog (in millions)			$797.2	$886.4
ASP in backlog (in thousands)			$537.9	$518.0

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2024	2023	2024	2023
Homebuilding revenue:
West region	$503,428	$361,894	$1,448,607	$1,292,060
East region	178,988	164,716	483,611	503,479
Southeast region	101,370	115,164	360,766	402,861
Total homebuilding revenue	$783,786	$641,774	$2,292,984	$2,198,400

Revenues:
Homebuilding	$783,786	$641,774	$2,292,984	$2,198,400
Land sales and other	22,371	3,631	37,213	8,385
Total revenues	$806,157	$645,405	$2,330,197	$2,206,785

Gross profit:
Homebuilding	$134,911	$135,925	$413,611	$438,120
Land sales and other	6,496	1,362	10,683	4,575
Total gross profit	$141,407	$137,287	$424,294	$442,695

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2024		2023		2024		2023
Homebuilding gross profit/margin (GAAP)	$134,911	17.2%	$135,925	21.2%	$413,611	18.0%	$438,120	19.9%
Inventory impairments and abandonments (I&A)	1,796		25		1,996		641
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	136,707	17.4%	135,950	21.2%	415,607	18.1%	438,761	20.0%
Interest amortized to cost of sales	23,130		19,919		67,658		68,489
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$159,837	20.4%	$155,869	24.3%	$483,265	21.1%	$507,250	23.1%

Reconciliation of Net Income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2024	2023	2024	2023
Net income (GAAP)	$52,066	$55,756	$140,175	$158,611
Expense from income taxes	8,537	8,470	18,910	23,936
Interest amortized to home construction and land sales expenses and capitalized interest impaired	23,705	19,919	68,233	68,489
EBIT (Non-GAAP)	84,308	84,145	227,318	251,036
Depreciation and amortization	5,169	3,758	14,867	12,198
EBITDA (Non-GAAP)	89,477	87,903	242,185	263,234
Stock-based compensation expense	1,855	2,028	7,391	7,275
Loss on extinguishment of debt	—	13	437	546
Inventory impairments and abandonments(a)	1,796	25	1,996	641
Gain on sale of investment(b)	—	—	(8,591)	—
Restructuring and severance expenses	—	—	—	335
Adjusted EBITDA (Non-GAAP)	$93,128	$89,969	$243,418	$272,031
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(b) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Fiscal Year Ended September 30,
in thousands	2024	2023
Total debt (GAAP)	$1,025,349	$978,028
Stockholders' equity (GAAP)	1,232,111	1,102,819
Total capitalization (GAAP)	$2,257,460	$2,080,847
Total debt to total capitalization ratio (GAAP)	45.4%	47.0%

Total debt (GAAP)	$1,025,349	$978,028
Less: cash and cash equivalents (GAAP)	203,907	345,590
Net debt (Non-GAAP)	821,442	632,438
Stockholders' equity (GAAP)	1,232,111	1,102,819
Net capitalization (Non-GAAP)	$2,053,553	$1,735,257
Net debt to net capitalization ratio (Non-GAAP)	40.0%	36.4%